NaPro Extends Monthly Limits On Outstanding
Convertible Securities

BOULDER, Colo..--(BW HealthWire)--Jan. 8, 1999--NaPro BioTherapeutics, Inc. (Nasdaq: NPRO - news) announced today that it reached agreement with the holders of its 5% Senior Convertible Notes and its Series C Convertible Preferred Stock to extend through March 31, 1999 the limitations on monthly conversions that were originally scheduled to expire on December 31, 1998. NaPro also repurchased one convertible note with a principal balance of approximately $632,000 for about $790,000 in cash. After the redemptions and repurchases to date, the remaining balances in the notes and convertible preferred stock will be $5,061,000 and $4,103,000, respectively.

Commenting on modification to the convertible securities and the status of NaPro's ongoing discussions directed at securing a new partner for its paclitaxel program, Dr. Sterling K. Ainsworth, NaPro's President and Chief Executive Officer, said, "Although we have worked diligently to select one or more new partners to help us develop and commercialize our paclitaxel program, the effort has taken longer than we had hoped. Recognizing the potential difficulties which might have been created for these discussions had the monthly conversion limits expired, the holders of our convertible securities have agreed to extend the monthly limits allowing us to continue these discussions without new uncertainties. Our discussions with potential partners continue to make progress and although we had hoped to complete a transaction prior to year end, we remain hopeful that this can be accomplished during the first quarter of 1999."

NaPro BioTherapeutics, Inc. headquartered in Boulder, Colorado, with additional manufacturing and plantation operations in British Columbia, Canada, is a biopharmaceutical company focused on the development, production and licensing of complex natural-product pharmaceuticals.

Except for the historical matters contained herein, statements in this press release are forward looking and are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Such forward looking statements include the consequences of extending the conversion limits on NaPro's convertible securities and the prospects for, and the timing of, any transaction with a strategic partner for NaPro's paclitaxel program. Such forward-looking statements involve known and unknown risks that may cause actual results to be materially different from the results suggested by such forward-looking statements. Among the factors that could affect matters are all aspects of competition from Bristol-Myers Squibb Company and other producers of paclitaxel and other drugs, the interests of other pharmaceutical companies in forming development and marketing arrangements with NaPro and the timing of negotiations relative thereto, the market for NaPro's securities and other factors discussed in NaPro's periodic reports and other filings with the Securities and Exchange Commission.

Contact:

     Gordon Link                     Lisa Burns (investors)
     NaPro BioTherapeutics, Inc.     Burns McClellan, Inc
     VP and Chief Financial Officer  (212) 213-0006
     Tel: (303) 530-3891